Exhibit 99.1

Infor and Golden Gate Capital Complete Acquisition of Lawson Software

First Integrated Products to Provide Immediate Value to Customers

ATLANTA — July 6, 2011 — GGC Software Holdings, Inc., an affiliate of Golden Gate Capital, and Infor, a leading provider of business software serving more than 70,000 customers, today announced the completion of its acquisition of Lawson Software, Inc., under the terms of the merger agreement disclosed on April 26, 2011, effective as of July 5, 2011. Pursuant to the terms of such merger agreement, Lawson’s stockholders (other than stockholders who have perfected their statutory rights of appraisal under Delaware law) will receive $11.25 per share in cash, without interest and less any applicable withholding taxes, for each share of common stock they owned immediately prior to the effective time of the merger.

Lawson is a global provider of business application software, maintenance and consulting to customers primarily in specific services, trade and manufacturing/distribution industries. Lawson has been combined with SoftBrands, Inc., an affiliate of Golden Gate Capital and Infor, with the new affiliation enabling Lawson/SoftBrands and Infor to share and integrate technology and partner on product offerings through cross-selling, marketing and distribution arrangements.

Pledging to deliver incremental value quickly to customers, the Infor and Lawson product development teams have begun integrating applications using Infor ION, an innovative interoperability architecture.

Under this development effort, first products targeted for release later this year are Lawson S3 and Infor FMS SunSystems Enterprise; Lawson S3 and Infor EAM; and Lawson Human Capital Management and Infor Workforce Management.

“These first product examples reflect the potential of this partnership and the fast pace of our development efforts,” said Charles Phillips, CEO of Infor. “We will continue our work to deliver deeper functionality and industry-specific applications, particularly in key industries such as manufacturing, healthcare, distribution, public sector and hospitality.”

In addition to Infor and Lawson’s complementary product portfolio, the companies also share a large base of common customers who present cross-sell opportunities. Nine percent of Lawson’s active customers also use Infor products, and 48 percent of Lawson’s top revenue customers use at least one Infor application.

The combination of Lawson S3 and Infor FMS SunSystems Enterprise will enable organizations to adopt a two-tier financial management strategy. In this strategy, Lawson S3 can be deployed at headquarters and larger divisions, while Infor FMS SunSystems Enterprise is used at smaller operations distributed globally.

One key benefit of a flexible global financial management system is that it can support multiple countries, languages and currencies but also allow each distributed operation to upgrade separately.

The combination of Lawson S3 and Infor Enterprise Asset Management can help customers reduce operating and maintenance costs. The City of Greensboro, N.C., is one public sector customer that Infor and Lawson have in common.

“Infor EAM has helped us realize cost savings by substituting corrective maintenance with scheduled preventive maintenance activities,” said Stephen Sherman, GIS Manager, City of Greensboro, N.C. “Integration with our Lawson S3 Financial Management System will further consolidate information and enable us to produce enhanced reports more quickly for senior management and state regulatory agencies.”

Lastly, the combination of Infor Workforce Management with Lawson Human Capital Management can provide one system to manage all employee-related functions, including core HR, talent management, eLearning, time and attendance, and payroll. The integrated applications can improve operational decision making capabilities and enable time-and-attendance data to feed directly into payroll.

Notice Regarding Listing of Lawson Shares

As a result of the closing of the merger, shares of Lawson’s common stock were delisted from NASDAQ as of the close of business on July 5, 2011 and will not open for trading on the First North exchange on July 6, 2011. Lawson’s stockholders who hold shares registered through Euroclear Sweden as of July 8, 2011, will be paid the equivalent of U.S.$11.25 per share cash merger consideration on or about July 13, 2011.

About Infor

Infor is a leading provider of business software and services, helping more than 70,000 customers in 164 countries improve operations and drive growth. To learn more about Infor, please visit www.infor.com.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $9 billion of capital under management. Golden Gate is dedicated to partnering with world-class management teams to invest in change-intensive, growth businesses. For more information, visit www.goldengatecap.com.

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For more information:

Dan Barnhardt

Infor

678-319-8457

dan.barnhardt@infor.com

Joe Thornton

Lawson

612-868-3647

joe.thornton@us.lawson.com